ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is made and entered into as of February 1, 2011 by and between SKYBEAM, INC., a Colorado corporation (“SKYBEAM”) and KEYON COMMUNICATIONS, INC., a Nevada corporation (the “Company”).

WHEREAS, SKYBEAM desires to acquire all of the assets required for operating the Company’s wireless broadband business and assume certain liabilities of the Company located in the Grand Junction, Colorado wireless market (the “Market”), in exchange for cash, whereby SKYBEAM shall immediately thereafter have control of such assets;

WHEREAS, the Company desires to sell all of its assets required for operating the Company’s wireless broadband business in the Market to SKYBEAM;

NOW THEREFORE, the parties hereto mutually covenant and agree as follows:

1.	The Assets

1.1       Transfer of Assets; Exclusion of Certain Liabilities. The Company agrees to transfer to SKYBEAM, and SKYBEAM agrees to acquire from the Company, 100% of the Company’s wireless assets located in the Market, including but not limited to, all of the Company’s subscriber base and the intellectual property and equipment needed to provide Internet and other communication services to that subscriber base (the “Assets,” including, but not limited to those items described on Schedule 1.1). For the avoidance of doubt, the name “KeyOn” and its related domains, email addresses, web sites, trade names and service marks shall be excluded from the Assets. The Assets will be delivered free and clear of all of the Company’s liabilities of any and every kind and description which relate to or effect the Assets, except as set forth on Schedule 1.2 herein (consisting of leases and other obligations necessary to provide service to the subscribers) (the “Assumed Liabilities”), all of which Assumed Liabilities SKYBEAM assumes and agrees to pay. The Assets shall include all subscriptions and accounts receivable for services to be provided after the Closing, but will not include any bank accounts. The Assets shall also include cash (or cash equivalent) received by the Company prior to the Closing from Subscribers for services to be performed after the Closing (which shall be adjusted from the Purchase Price at Closing or as set forth in Section 2.2(b) below). The asset purchase shall be referred to herein as the “Acquisition.”

1.2       No Assumption of Liabilities. Except for the Assumed Liabilities set forth on Schedule 1.2, SKYBEAM shall not be deemed to have assumed any liability, debt, obligation, or responsibility of the Company, whether fixed or contingent, whether known or unknown. All of the foregoing liabilities, debts, obligations, and responsibilities of the Company referred to in the preceding sentence shall be retained by the Company, who shall remain solely responsible therefore (the “Retained Liabilities”). At the Closing, SKYBEAM shall assume and be solely responsible for the Assumed Liabilities.

2.	The Purchase

2.1       Purchase Price. In exchange for the Assets, SKYBEAM agrees to deliver to the Company on the Closing Date (or directly to creditors as provided in Section 2.3) the purchase price of $261,000 payable in cash (subject to the Deposit described in Section 2.4). The purchase price may be adjusted in accordance with Sections 2.2 and 2.3. The $261,000, less any adjustments, shall be referred to herein as the “Purchase Price.” Under no circumstances will the Purchase Price be increased.

2.2       Adjustment to Purchase Price. (a) The Purchase Price is based on the Company’s representation that its monthly Internet Service Revenue is at least $15,000 per month and that the number of its Subscribers, as defined below, is at least 522 Subscribers. If, within 90 days after the Closing, SKYBEAM learns that the monthly Internet Service Revenue on the Closing Date is less than $15,000 or that the number of Subscribers is less than 522, the Purchase Price shall be decreased by an amount equal to the greater of (i) multiplying the dollar amount less than $15,000 by 1.31, annualized for twelve months (for example, if the monthly Internet Service Revenue is $14,750, the Purchase Price will be reduced by $3,930 ($250 x 12 x 1.31) or (ii) multiplying the number of Subscribers fewer than 522 by $500 (for example, if the number of Subscribers is 515, the Purchase Price reduction will be 7 x $500 = $3,500).

(b)       Adjustments may be made for outstanding liabilities (except as set forth in Schedule 1.2), claims or encumbrances, including any recurring expenses that have not been disclosed on Schedule 2.2, for the cost of getting spectrum use into FCC compliance, for any permits, contracts or leases for towers and other sites used to service Subscribers that are either missing, nonassignable, or nonenforceable, and for Subscriber payments that have been collected by the Company and have not been remitted to SKYBEAM.

(c)       “Internet Service Revenue” is defined for the purpose of this Agreement to mean all revenues that are received by the Company for broadband services, VOIP service, E-mail Anti Virus/Spam, installation, modem rental, service protection plans and any other internet, e-mail or related services provided to a Subscriber.

(d)       A “Subscriber” means each connection account in the Market to whom the Company is providing Internet services, and (a) who is currently active and has not notified or attempted to notify the Company of an intent to cancel service, (b) who is paying in cash the full historic retail rate charged by the Company and not receiving credit for trade, (c) who is no more than thirty (30) days past due, and (d) for whom the Company has provided SKYBEAM accurate, current and complete billing and provisioning information. A new Subscriber (that is, a Subscriber that has connected between December 15, 2010 and the Closing Date) shall also have paid the installation charges the Company normally charges new Subscribers and at least one month’s service fee.

2.3       Liabilities. (a) The Company shall direct payment of the Purchase Price by SKYBEAM directly to creditors to pay off all of the Company’s debts related to the Assets, including bank loans, credit card debt, office and equipment leases, sales and use tax, and other payables (the “Company Debt”), except as specifically provided for in Schedule 1.2. The Company has provided SKYBEAM a list of all such liabilities, which is attached as Schedule 2.3. If within 90 days of the Closing SKYBEAM pays Company Debt in order to protect its interest in the Company Assets, the Purchase Price will be reduced by the amount of Company Debt that SKYBEAM pays.

2.4      Method of Reduction of Purchase Price; Escrow. (a) SKYBEAM shall place $52,200 of the Purchase Price (the “Deposit”) into a separate interest-bearing bank account (the "Deposit Account") that shall require the signatures of SKYBEAM and the Company, for a period of 90 days after the Closing (the “Deposit Closing Date”), to allow the parties to determine if modifications in the Purchase Price need to be made in accordance with Sections 2.2, 2.3 and/or 3.14(i).

(b)       At least ten (10) days prior to the Deposit Closing Date, SKYBEAM will notify the Company (the “Reduction Notice”) if it believes that there is cause for a Purchase Price reduction. The Reduction Notice will include a calculation of the amount of the reduction. The Company will have ten (10) days after receipt of the Reduction Notice to dispute or cure the amount of the adjustment. If the parties are unable to resolve any dispute within 10 days after response from the Company regarding the Purchase Price reduction calculation (if any), SKYBEAM and the Company will engage a reputable and independent third party accounting firm acceptable to both parties to determine the Purchase Price reduction calculation. The cost of such an engagement shall be borne equally by SKYBEAM and the Company (with the Company’s portion to be paid from the Deposit Account). The findings of such third party accounting firm shall be final and binding on the parties.

(c)        SKYBEAM and the Company shall cause the funds in the Deposit Account to be transmitted to SKYBEAM and the Company in accordance with the final adjustments made either (i) on or before the Deposit Closing Date if there is no pending claim for reduction to the Purchase Price; or (ii) within 5 days after any dispute is resolved. All interest earned on the funds in the Deposit Account shall be paid ratably to the entity receiving payments from the Deposit.

(d)       At least three business days prior to the Deposit Closing Date, the Company will deliver evidence reasonably satisfactory to SKYBEAM that it has paid all of the Company Debt.

(e)       If the amount of the adjustments to the Purchase Price exceeds the amount of the Deposit, the Company will pay SKYBEAM the remaining amount not covered by the Deposit. The Company shall not transfer any of the proceeds from the sale of the Assets until after the final adjustments have been made, except to pay bona fide obligations to third party creditors.

2.5       Transition. To facilitate the smooth transition of operations the Company agrees to be available for at least 21 days after the Closing to provide consultation to SKYBEAM’s engineering staff with regard to the integration of systems or otherwise as reasonably requested by SKYBEAM.

3.             Representations, Warranties and Certain Agreements of the Company. The Company hereby represents and warrants, jointly and severally, to SKYBEAM as follows:

3.1      Organization, Good Standing, and Qualification. The Company has been duly organized, and validly exists in good standing, under the laws of the State of Nevada. The Company has the power and authority to enter into and perform this Agreement, to own and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and the Company maintains all material licenses, certificates, and permits from governmental authorities necessary for the conduct of its business.

3.2      Due Authorization. The execution and delivery of this Agreement has been duly authorized and approved by the board of directors of the Company, and the Company’s shareholders to the extent required, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

3.3      Contracts and Commitments. The Company has no contracts or commitments with respect to the Assets other than as described in Schedules 1.1, 1.2, 2.2 and 2.3.

3.4      Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in order to enable the Company to execute, deliver and perform its obligations under this Agreement.

3.5      Insurance. The Company now has in force and effect fire, liability, and other insurance with respect to the Assets, and the Company agrees, pending the Closing, that there will be no change, increase, or decrease in any of such insurance except in accordance with the written approval of SKYBEAM.

3.6      Financial Statements. The Company has delivered to SKYBEAM a true and complete copy of the unaudited Statement of Income of the Company with respect to the Assets for the twelve months ended December 31, 2010 (the “Financial Statements” and the “Financial Statement Dates”), which are attached as Exhibit 3.6. The Financial Statements were prepared according to generally accepted accounting principles or GAAP. The Financial Statements fairly present the results of the operations of the Company for the respective periods covered thereby. Within 30 days after the Closing, the Company shall deliver a true and complete copy of the unaudited Statement of Income for the one month period ended January 31, 2011 and a true and complete copy of the unaudited Balance Sheet of the Company with respect to the Assets for the year ended December 31, 2010 and the one month period ended January 31, 2011.

3.7      No Other Liabilities. Except to the extent fully disclosed or reserved as set forth in Schedules 1.1, 1.2, 2.2, and 2.3, the Company has no liabilities with respect to the Assets of any nature, whether absolute, accrued, contingent, or otherwise and whether or not due or payable, including, without limitation, any liabilities for taxes in respect of or measured by income of the Company for the period ended on the Financial Statement Dates, or any previous period, or arising out of any transaction or state of affairs entered into or existing on or before that date.

3.8      Absence of Changes. With respect to the Assets, since the Financial Statement Dates, there has not been (i) any material adverse change in the business, assets or financial condition of the Company, (ii) any transaction that is material to the Company, except transactions entered into in the ordinary course of business, (iii) any obligation, direct or contingent, that is material to the Company incurred by the Company, except obligations incurred in the ordinary course of business, (iv) any change in the outstanding indebtedness of the Company that is material to the Company except in the ordinary course of business, or (v) any loss or damage (whether or not insured) to the property of the Company which has been sustained or will have been sustained which has a material adverse effect on the business, assets or financial condition of the Company.

3.9     Environmental Liabilities. With respect to the Assets, the Company has no liability, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, imposed or based upon any provision of, or has received notice of any potential liability under, any foreign, federal, state or local law, rule or regulation or the common law, or any tort, nuisance or absolute liability theory, or under any code, order, decree, judgment or injunction applicable to the Company or any of its subsidiaries relating to public health or safety, worker health or safety or pollution, damage to or protection of the environment, including, without limitation, laws relating to damage to natural resources, emissions, discharges, releases or threatened releases of hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the manufacture, processing, use treatment, storage, generation, disposal, transport or handling of hazardous materials. As used herein, "hazardous material" includes chemical substances, wastes, pollutants, contaminants, hazardous or toxic substances, constituents, materials, or wastes, whether solid, gaseous, or liquid in nature.

3.10    Litigation. With respect to the Assets, there is no action, suit, proceeding, claim, arbitration or investigation pending ("Litigation") (or, to the Company's knowledge, currently threatened) against the Company, its activities, properties or assets or, to the Company's knowledge, against any officer, manager or employee of the Company in connection with such officer's, manager's or employee's relationship with, or actions taken on behalf of the Company.

3.11    Status of Proprietary Assets. With respect to the Assets, the Company has full title and ownership of, or is duly licensed under or otherwise authorized to use, all patents, patent applications, trademarks, domain names, service marks, trade names, copyrights, mask works, trade secrets, confidential and proprietary information, designs and proprietary rights, necessary to enable it to carry on its business as now conducted in the Market without any conflict with or infringement of the rights of others. The Company has not received any written communication from any party or agent thereof alleging that the Company's use of such proprietary assets may infringe such party's rights in the Assets.

3.12    Compliance with Law and Documents. As it relates to the Assets, the Company is not in violation or default of any provisions of its Articles of Incorporation or Bylaws, both as amended, and to the Company's knowledge, the Company is in compliance with all applicable statutes, laws, regulations and executive orders of the United States of America and all states or other governmental bodies and agencies having jurisdiction over the Company's business or properties. With respect to the Assets, the Company has not received any notice of any violation of any such statute, law, regulation or order which has not been remedied prior to the Closing Date. The Company is not in any default (which has not been waived) in the performance of any obligation, agreement, or condition contained in any debenture, note, or other evidence of indebtedness or any indenture or loan agreement that would affect its ability to consummate the Acquisition. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or default, or be in conflict with or result in a violation or breach of, with or without the passage of time or the giving of notice or both, the Company's Articles of Incorporation or Bylaws, any judgment, order or decree of any court or arbitrator to which the Company is a party or is subject, any agreement or contract of the Company that is material to the Company's business in the Market (taken as a whole), or, to the Company's knowledge, a violation of any statute, law, regulation or order, or an event which results in the creation of any lien, charge or encumbrance upon any asset of the Company, except for defaults and violations that individually or in the aggregate would have no material adverse impact on the Company's business. For the avoidance of doubt, the representations and warranties contained herein relate to the Assets and the Company’s ability to consummate the Acquisition.

3.13    Title to Property and Assets. The Company represents that it will convey the Assets to SKYBEAM free and clear of all mortgages, deeds of trust, liens, encumbrances and security interests except for statutory liens for the payment of current taxes that are not yet delinquent and liens, encumbrances and security interests which arise in the ordinary course of business and which do not affect the Assets. With respect to the property and assets it leases, the Company is in material compliance with such leases.

3.14    Tax Returns and Payments. With respect to the Assets, the Company has timely filed all tax returns and reports required by law. All tax returns and reports of the Company relating to the Assets are true and correct in all material respects. With respect to the Assets, except as described on Schedule 3.14, the Company has paid all taxes and other assessments due, except those, if any, currently being contested by it in good faith. The Company has obtained a statement from the Colorado Department of Revenue dated within 30 days of the Closing, setting forth (i) the amount of the Company’s sales and use tax liability which will be withheld from the Purchase Price until proof of payment, or (ii) that no tax is due.

3.15.   Employment Taxes. With respect to the Assets, the Company has complied in all material respects with all applicable laws relating to the payment and withholding of taxes and has timely withheld from employee wages or other payments to creditors or independent contractors or stockholders and paid over to the proper taxing authority all amounts required to be so withheld and paid over. The Company has sent or will send W-2 and 1099 forms to each individual that is required by law to receive one for compensation paid last year and this year.

3.16    Access to Books and Records. As it relates to the Assets, the Company will give to SKYBEAM, and to its counsel, accountants, or other representatives, full access during ordinary business hours, prior to the Closing Date, to all of the property, books, records, and papers of the Company, and will furnish to SKYBEAM all information with respect to the business and affairs of the Company with respect to the Assets as SKYBEAM may from time to time request.

3.17     No Shop. Except as required by law, the Company will not, nor will it permit any of its officers, managers, directors, employees, financial advisers, brokers, creditors or any person acting on the Company’s behalf to consider, solicit or negotiate or cause to be considered, solicited or negotiated on behalf of the Company or its creditors, or provide or cause to be provided information to any third party in connection with, any proposal or offer from a third party with respect to the acquisition of any or all of the Assets, until the date, if any, that the transactions contemplated by this Agreement have been terminated or abandoned.

3.18    Covenant not to Compete. The Company shall execute a two-year non-competition agreement with SKYBEAM, in the form attached as Exhibit 3.18, commencing on the date of the Closing.

3.19    Award Funds. The Company represents and warrants that the Assets conveyed to SKYBEAM were not acquired with any Award Funds (as that term is defined in the American Recovery and Reinvestment Act Broadband Initiative Program) granted to the Company by the Rural Utilities Service of the United States Department of Agriculture (the “Award Funds”). The Company further represents and warrants that the Assets were not purchased using any proceeds or revenues derived from assets, property or equipment obtained by the Company using the Award Funds.

4.            Representations, Warranties, and Certain Agreements of SKYBEAM. SKYBEAM hereby represents and warrants to, and agrees with, the Company that:

4.1      Authorization. All action on the part of SKYBEAM necessary for the authorization, execution and delivery of, and the performance of all obligations of SKYBEAM under this Agreement has been taken or will be taken prior to the Closing, and this Agreement constitutes SKYBEAM's valid and legally binding obligation, enforceable in accordance with its terms except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. SKYBEAM represents that it has full power and authority to enter into this Agreement.

4.2      Disclosure of Information. SKYBEAM has received or has had full access to all the information it considers necessary or appropriate to make an informed decision with respect to the Assets. SKYBEAM further has had an opportunity to ask questions and receive answers from the Company regarding the Assets and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to SKYBEAM or to which SKYBEAM had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Section 3.

5.            Closing. The purchase and sale of the Assets (the “Closing”) will take place at a place, a time and on a date to be determined by the parties (the “Closing Date”). At the Closing, the Company will deliver to SKYBEAM a Bill of Sale and other necessary assignments of the Assets against delivery to the Company by SKYBEAM of the full purchase price of such Assets set forth in Section 2.1, except for the Deposit described in Section 2.4.

6.            Conditions to Closing. The Company represents, warrants, and agrees that prior to the Closing Date:

6.1       Conduct of the Company’s Business, etc. With respect to the Assets, the Company shall conduct its business only in the ordinary course. The Company shall not effect any borrowing with respect to the Assets.

6.2       Contracts and Commitments. No contract or commitment, written or oral, shall be made by or on behalf of the Company with respect to the Assets except normal commitments for the purchase of materials and supplies, normal commitments for the signing of agreements for subscribers, and commitments in connection with the sale contemplated by this Agreement.

6.3       Preservation of Business. As it relates to the Assets, the Company will use its best efforts to keep its business intact, and preserve the goodwill of its suppliers and customers and others having business relations with it.

7.            Conditions to SKYBEAM’s Obligations at Closing. The obligations of SKYBEAM under Section 2 of this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions, which waiver may be given by written, oral or telephone communication to the Company or its counsel:

7.1       Representations and Warranties True. Each of the representations and warranties of the Company contained in Section 3 shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

7.2       Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein. The Company has provided SKYBEAM with the statement required pursuant to Section 3.14.

7.3       Statement of Assets and Liabilities. The Company shall deliver to SKYBEAM at the Closing a schedule showing a complete list of its assets and liabilities as of the day before the Closing Date. The schedule will provide detailed information about the account receivables and accounts payable.

7.4       Free Use of Property. There shall not exist any condition, restriction, or reservation affecting the title to the property owned or occupied by the Company, including property held under lease, if any, which would prevent SKYBEAM and/or a wholly owned subsidiary of SKYBEAM from occupying and utilizing said property, or any part thereof, to the same full extent that the Company might continue to so do if the sale and transfer contemplated hereby did not take place.

7.5       Consents to Transfer. All consents as necessary to the transfer to SKYBEAM of the Assets which are material in value or material or necessary to the conduct of the business of the Company shall have been obtained.

7.6       Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of this Agreement or which would, in the judgment of SKYBEAM, materially affect SKYBEAM’s operation of the properties and business to be acquired by it hereunder.

7.7       Absence of Changes. Since the Financial Statement Dates, through the date of the Closing, with respect to the Assets there has not been (i) any material adverse change in the business, assets or financial condition of the Company, (ii) any transaction that is material to the Company, except transactions entered into in the ordinary course of business, (iii) any obligation, direct or contingent, that is material to the Company incurred by the Company, except obligations incurred in the ordinary course of business, (iv) any change in the outstanding indebtedness of the Company that is material to the Company, or (v) any loss or damage (whether or not insured) to the property of the Company which has been sustained or will have been sustained which has a material adverse effect on the business, assets or financial condition of the Company.

7.8       Compliance Certificate. The Company shall have delivered to SKYBEAM at the Closing a certificate signed on its behalf certifying that the conditions specified in Sections 7.1 through 7.7 have been fulfilled.

7.9.      Covenant not to Compete. At the Closing the Company shall deliver the executed Covenants not to Compete referred to in Section 3.18.

7.10     Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to SKYBEAM and to SKYBEAM’s counsel, and SKYBEAM shall have received all such counterpart originals and certified or other copies of such documents as it may reasonably request.

8.            Conditions to the Company's Obligations at  Closing. The obligations of the Company to SKYBEAM under this Agreement are subject to the fulfillment or waiver on or before the Closing of each of the following conditions by SKYBEAM:

8.1       Representations and Warranties. The representations and warranties of SKYBEAM contained in Section 4 shall be true and complete on the date of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

8.2       Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and to the Company's legal counsel, and the Company shall have received all such counterpart originals and certified or other copies of such documents as it may reasonably request.

9.	Closing Deliveries.

9.1      Deliveries of the Company. At the Closing, the Company shall deliver, or shall cause to be delivered, to SKYBEAM the following:

(a)	Adequate documentation of the transfer of the Assets, including a Bill of Sale and Assignment;

(b)	The statement of assets and liabilities listed in Section 7.3;

(c)	Completed schedules;

(d)	The certificate referred to in Section 7.8 hereof, duly executed by the Company;

(e)	The Covenant not to Compete referred to in Section 3.18; and

(f)	Wire instructions.

9.2     SKYBEAM Deliveries. At the Closing, SKYBEAM shall deposit $52,200 into the Deposit Account; and wire $208,800 to the Company or to creditors in accordance with Schedule 2.3 and the instructions given to it by the Company.

10.	Further Covenants and Agreements

10.1    Access; Information; Confidentiality. (a) Each party, covenants and agrees, and shall cause each of its officers, employees, managers, directors, attorneys, accountants and other authorized representatives, to treat all information obtained or developed by them concerning the other party in strict confidence. Each party also covenants and agrees to comply with all other confidentiality undertakings heretofore agreed to between SKYBEAM and the Company or their representatives relating to the parties or the transactions contemplated by this Agreement.

(b)       If at any time it is necessary that a party be furnished with additional information, documents or records in order properly to prepare or support its tax returns or other documents or reports required to be filed with governmental authorities or otherwise for any purpose in connection with the performance or discharge by the parties of their obligations hereunder, and such information, documents or records are in the possession or control of the other party, such other party agrees to use all reasonable efforts to furnish or make available such information, documents or records (or copies thereof).

10.2.     Indemnification.

(a)       Required Indemnification by Company. The Company shall indemnify and hold SKYBEAM harmless against and in respect of all actions, suits, demands, judgments, costs and expenses (including reasonable attorneys' fees) (collectively, “SKYBEAM’s Damages”) relating to any misrepresentation, breach of any representation or warranty or non-fulfillment of any agreement on the part of the Company in any document prepared and delivered to SKYBEAM pursuant to this Agreement, any breach or failure by the Company on or before the Closing Date related to the Assumed Liabilities, or any claim, liability or loss relating to the Assets for such claims, liability or loss which occurred on or before the Closing Date.

(b)       Limitations. The indemnification provided for in this Section 10.2 shall terminate and be of no further force and effect three years from the date hereof, except with regard to Section 3.14 which will survive for the applicable statute of limitation period and except as to any representation or warranty as to which a written notice of claim for indemnification has been given to the indemnifying party prior to the expiration of such three-year period. Except with regard to Section 3.14 where the Company hereby agrees to be fully responsible for any tax liability assessed with regard to a matter occurring on or prior to the Closing Date, the Company shall not be liable pursuant to this Section for any amounts which in the aggregate exceeds the Purchase Price.

(c)       Required Indemnification by SKYBEAM. SKYBEAM agrees to indemnify and hold the Company harmless against and in respect of all actions, suits, demands, judgments, costs and expenses (including reasonable attorneys’ fees) (collectively “Company’s Damages”) relating to any misrepresentation, breach of any representation or warranty or non-fulfillment of any agreement on the part of SKYBEAM in any documents prepared and delivered to the Company pursuant to this Agreement, any breach or failure by SKYBEAM after the Closing Date relating to the Assumed Liabilities, or any claim, liability or loss relating to the Assets for such claims, liability or loss which occurred after the Closing Date.

(c)       Notice of Claim. Before a party entitled to indemnification hereunder may claim against an indemnifying party, the indemnified party shall first serve written notice of any alleged breach, nonperformance, misrepresentation, omission or the like giving rise to the claim for indemnification, along with supporting documentation, and no action shall commence to enforce the indemnity if the other indemnifying party cures the breach and compensates the indemnified party for all indemnifiable costs due within thirty days after delivery of the written notice and supporting documentation.

(d)       Defense of Claims. If any legal proceeding shall be instituted, or any demand or claim shall be made, against any party entitled to indemnification hereunder, such indemnified party shall give prompt written notice thereof to the indemnifying party and, except as otherwise provided in this Section 10.2, the indemnifying party shall have the right to defend any litigation, action, suit, demand, or claim for which indemnification may be sought unless the indemnified party conclusively determines that such litigation, action, suit, demand or claim, or the resolution thereof, could have an ongoing material adverse effect on the business of the indemnified party, in which case, the indemnified party shall be entitled to defend any such litigation. If the indemnifying party defends the litigation, action, suit, demand or claim, the indemnified party shall extend reasonable cooperation in connection with such defense, which shall be at the indemnifying party's sole expense. If the indemnifying party fails to defend the same within a reasonable length of time, the indemnified party shall be entitled to assume the defense thereof, and the indemnifying party shall be liable to repay the indemnified party for all expenses reasonably incurred in connection with said defense (including reasonable attorneys' fees and settlement payments) if it is determined that such request for indemnification was proper. If the indemnifying party shall not have the right to assume the defense of any litigation, action, suit, demand, or claim in accordance with either of the two preceding sentences, the indemnified parties shall have the absolute right to control the defense of such litigation, action, suit, demand, or claim; provided, however, that litigation, action, suit, demand, or claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of any such litigation, action, suit, demand, or claim, the indemnified party shall keep the indemnifying party reasonably informed of the progress of any such defense (including any proposed compromise or settlement).

(e)       Adjustment. The parties agree that to the greatest extent possible the payment of any indemnity hereunder shall be treated for tax purposes as an adjustment to the Purchase Price. In addition, the amount of any indemnifiable costs or indemnification payable pursuant to this Section 10.2 will be net of any insurance proceeds actually received by the indemnified party in connection with the circumstances giving rise to the claim but less the amount of any increase in the premium for the insurance policy under which payment of insurance proceeds was made attributable solely to the payment of such indemnifiable costs.

11.	General Provisions.

11.1    Survival of Warranties. The representations, warranties and covenants of the Company and SKYBEAM contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of SKYBEAM, the Company, or their respective counsel, as the case may be.

11.2    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

11.3    Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Colorado, without reference to principles of conflict of laws or choice of laws.

11.4    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

11.5    Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

11.6     Notices. All demands, notices, and other communications to be given hereunder, if any, shall be in writing and shall be sufficient for all purposes if personally delivered, sent by facsimile, sent by nationally-recognized courier service with proof of delivery, or if sent by registered or certified United States mail, return receipt requested, postage prepaid, and addressed to the respective party at the postal address set forth below or to such other address or addresses as such party may hereafter designate in writing to the other party as herein provided. The present addresses of the parties hereto are as follows:

Company:

KeyOn Communications, Inc.

4061 Dean Martin Drive

Las Vegas, Nevada 89103

Attention: Jonathan Snyder, President & CEO

Fax: (702) 949-3570

SKYBEAM:

SKYBEAM, Inc.

400 Inverness Parkway

Suite 330

Englewood, Colorado 80112

Attention: CEO

Fax: (303) 705-6523

with a copy to:

Theresa M. Mehringer, Esq.

Burns Figa & Will, P.C.

6400 S Fiddlers Green Circle, Suite 1000

Greenwood Village, CO 80111

Email: tmehringer@bfw-law.com

Fax: 303-796-2777

If personally delivered, notice under this Agreement shall be deemed to have been given and received and shall be effective when personally delivered. Notice by facsimile, electronic mail and nationally-recognized courier service shall be deemed to have been given when received. Notice by mail shall be deemed effective and complete two (2) days after deposit in the United States mail.

11.7    No Finder's Fees. Each party represents that it neither is nor will be obligated for any finder's or broker's fee or commission in connection with this transaction. SKYBEAM agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' or broker's fee (and any asserted liability) for which SKYBEAM or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless SKYBEAM from any liability for any commission or compensation in the nature of a finder's or broker's fee (and any asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

11.8    Costs, Expenses. Each party to this Agreement shall bear its own fees and expenses (including, without limitation, the fees and expenses of its legal counsel) in connection with the preparation, execution, and delivery of this Agreement and the transfer of the Assets.

11.9    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and SKYBEAM. Acceptance by any party of any performance less than required hereby shall not be deemed to be a waiver of such party to enforce all of the terms and conditions hereof. No waiver of any such right hereunder shall be binding unless reduced to writing and signed by the party to be charged therewith.

11.10  Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

11.11   Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

11.12  Further Assurances. From and after the date of this Agreement, upon the request of SKYBEAM or the Company, the Company and SKYBEAM shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

11.13   Authorized Execution. Each individual signing below represents and warrants (i) that he or she is authorized to execute this Agreement for and on behalf of the party for whom he or she is signing, (ii) that such party shall be bound in all respects hereby, and (iii) that such execution presents no conflict with any other agreement of such party.

11.14   Facsimile/PDF Signatures. The parties hereto agree that transmission to the other party of this Agreement with its facsimile or PDF signatures shall bind the party transmitting this Agreement by facsimile or PDF in the same manner as if such party's original signature had been delivered. Without limiting the foregoing, each party who transmits this Agreement with its facsimile or PDF signature covenants to deliver the original thereof to the other party as soon as possible thereafter.

11.15   No Partnership. Nothing in this Agreement shall be construed to constitute a partnership between the parties hereto, and the parties expressly agree that no such partnership is intended. No person or entity other than the parties hereto shall have, be deemed to have or claim any third party, direct or indirect rights or claims to this Agreement or the matters described herein.

11.16   Representation by Counsel. Each of the parties acknowledges that they have been represented by legal counsel in the negotiation and execution of this Agreement.

11.17   Publicity. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that after the Closing, the Parties may (i) make appropriate announcements to customers of the Business, and (ii) make a public announcement to the effect that the transaction has occurred (without any financial information), each after consultation with, and approval of, the other party; and provided further, SKYBEAM acknowledges that the Company, through its affiliates, is a publicly traded company, and as a result may disclose the existence and the terms of this Agreement in accordance with applicable rules and regulations.

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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KEYON COMMUNICATIONS, INC.

By:  /s/ Jonathan Snyder

       Jonathan Snyder, President & CEO

SKYBEAM, INC.

By:  /s/ James C. Vaughn

       James C. Vaughn, CEO and President